Exhibit 21

SUBSIDIARIES OF PATRIOT NATIONAL BANCORP, INC.

Name	Jurisdiction of Incorporation

Patriot Bank, N.A.	United States

PinPat Acquisition Corporation	Connecticut

Patriot National Statutory Trust I	Connecticut